Exhibit 99.2

CONSENT OF BROOKE SKINNER RICKETTS

Corazon Capital V838 Monoceros Corp (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

February 12, 2021

/s/ Brooke Skinner Ricketts
Brooke Skinner Ricketts